Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

January 13, 2006

CONTACT: Brian Schaefgen

(949) 759-5900

AMBASSADORS INTERNATIONAL, INC. COMPLETES ACQUISITION OF AMERICAN WEST CRUISES

Newport Beach, California, January 13, 2006 – Ambassadors International, Inc. (Nasdaq:AMIE) (the “Company”), announced today that its wholly-owned subsidiary, Ambassadors Cruise Group, LLC, has completed its acquisition of American West Steamboat Company LLC and related entities (“American West Cruises”), one of North America’s premier river and coastal cruise companies. The signing of a definitive agreement was previously announced on December 27, 2005.

Joe Ueberroth, President and CEO of the Company, stated, “We are pleased that we were able to close this transaction quickly and as planned. We are confident that American West Cruises will contribute significant earnings to the Company in the future and will provide a platform for acquisitions and growth in the cruise industry.”

Brian Schaefgen, Chief Financial Officer of the Company, added, “We believe that this transaction will be accretive to the Company’s 2006 earnings. As a result of the size of American West Cruises’ operations in relation to our existing operations, we expect that our future financial results will differ substantially from our historical results. In addition, we expect our first quarter results to decline due to American West Cruises’ limited winter operations, the impact of certain fixed charges related to interest and depreciation and significant maintenance and marketing costs historically incurred during the first quarter. As a result of the acquisition, in future periods, we anticipate that the third quarter will be our strongest earnings quarter and the first quarter will be our weakest earnings quarter.”

About Ambassadors International, Inc.:

Ambassadors International, Inc. is a cruise, marine, and travel and event company. The Company operates American West Cruises, one of North America’s premier river and coastal cruising companies. The Company also provides travel and event services for corporations, associations and tradeshows through its Ambassadors, LLC subsidiary. In addition, the Company operates BellPort Group, Inc., an international marina company and participates in selective reinsurance programs through its specialty reinsurance subsidiary, Cypress Reinsurance, Ltd. The Company is headquartered in Newport Beach, CA.

Forward-Looking Statements:

This press release contains forward-looking statements that involve various risks and uncertainties. The forward-looking statements contained in this release are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. Such risks and uncertainties include, among others, general economic financial and business conditions, overall conditions in the cruise, travel, marine and insurance industries, potential claims related to the Company’s reinsurance business, the Company’s ability to successfully integrate the operations of companies or businesses it acquires and realize the expected benefits of its acquisitions (including the acquisition of American West Cruises), the difficulties associated with successfully operating the businesses that it acquires (including American West Cruises), the Company’s ability to service its debt obligations and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other documents that the Company files with the Securities and Exchange Commission. The Company is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

For further information please contact: Brian Schaefgen of Ambassadors International, Inc., +1-949-759-5900.